[Compaq Computer Corporation Letterhead]

Exhibit 5.1


October 31, 1996


Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070

Ladies and Gentlemen:

        I am the Senior Vice President, General Counsel and Secretary of Compaq Computer Corporation (the "Corporation") and have acted in such capacity in connection with its Registration Statement on Form S- 3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 102,268 shares (the "Shares") of Common Stock, $.01 par value, of the Corporation to be offered by certain selling stockholders as described in the Registration Statement. In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

        Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


        Very truly yours,


        /s/ Wilson D. Fargo


        Wilson D. Fargo

        Senior Vice President, General Counsel and Secretary